Exhibit 10.9

Bellerophon Services Inc.

February 12, 2014

Amy S. Edmonds

Dear Amy,

This letter is to confirm that your employment with Bellerophon Services, Inc. (“the Company”) commences on February 17, 2014 (Effective Date). The purpose of this letter is to summarize the salient terms of your employment with the Company.

Your title will be Sr. Director, Clinical Operations, Strategic Outsourcing, and Clinical Site Contracts and you will report directly to Reinilde Heyrman, VP, Chief Clinical Development Officer. You will perform all duties customary to your position and such other duties that may reasonably be assigned from time to time by the Company. While you are employed by the Company, you will be expected to devote your full working time, energy, skill and experience in the performance of your duties.

Your annual base salary will be $220,000.00 (“Base Compensation”), and continue to be payable on a biweekly cycle. Your base compensation will be subject to an annual review by the Company.

For each full calendar year during the period of your service, you will be eligible to receive, on the same basis as other employees of the Company, an annual bonus pursuant to the Company’s annual bonus plan based on the achievement of various goals. Your bonus target level is 35% of your Base Compensation and will not be prorated.

You will be entitled to participate, on the same basis as other employees of the Company, in any medical and dental benefit, disability or life insurance plans maintained by the Company for the benefit of its employees. Your participation in such plans shall be subject to all terms and conditions of such plans, including your ability to satisfy any medical or health requirements imposed by the underwriters of any insurance policies paid to administer the plans.

You will be entitled to participate, on the same basis as other employees of the Company, in the Company’s 401(k) plan, with such participation subject to all terms and conditions of such plans. Your current balance in the Ikaria, Inc. 401(k) plan, including your deferral election and investment choices, will transfer to Bellerophon Services, Inc. 401k plan effective February 17, 2014.

You will be eligible to receive, on the same basis as other similarly situated employees of the Company, any other employee benefits, including ten (10) paid holidays, and paid Personal Time Off (PTO) of 160 hours per year. Your Ikaria PTO balance as of February 17th will be honored in the Company along with your Ikaria Benefit Seniority Date (the Benefit Seniority Date determines your eligibility for additional PTO days based on length of service).

Your background check, drug screen and Employment Verification Form (Form 1-9) from Ikaria will be transferred to the Company.

If you agree with the terms and conditions of this letter, please indicate by signing and dating this letter in the spaces provided below. Should you decide not to accept employment with Bellerophon Services Inc. and the terms of employment outlined in this letter, or if you fail to sign and return this letter by the required due date of February 18, 2014, then you will be considered to have voluntarily resigned from Ikaria.

Sincerely,

/s/ James Briggs
James Briggs
Senior Vice President,
Human Resources

ACCEPTANCE:

/s/ Amy Edmonds	18 Feb 2014
Employee Signature verifying review	Date
and acceptance of above information